UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

AGRIFORCE GROWING SYSTEMS LTD.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001

(Title of Class of Securities)

C00948106

(CUSIP Number)

July 6, 2022

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 5 Pages

CUSIP No. C00948106	13G	Page 2 of 5 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Pioneer Capital Anstalt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☐

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Liechtenstein

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 1,533,383 Common Shares (1)

6. SHARED VOTING POWER – None

7. SOLE DISPOSITIVE POWER – 1,533,383 Common Shares (1)

8. SHARED DISPOSITIVE POWER – None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,533,383 Common Shares (1)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☒

The aggregate amount in Row 9 represents the maximum amount that Pioneer Capital Anstalt can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of Pioneer Capital Anstalt’s securities would exceed this restriction.

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

9.99%

12. TYPE OF REPORTING PERSON

CO

(1)	Based on 15,349,184 shares of Common Stock of the Issuer outstanding as of March 31, 2022 as reported in the Issuer’s Form 10-Q for the quarter ended March 31, 2022 filed with the Securities and Exchange Commission on May 16, 2022.

CUSIP No. C00948106	13G	Page 3 of 5 Pages

ITEM 1 (a) NAME OF ISSUER: Agriforce Growing Systems Ltd.

ITEM 1 (b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

300-2233 Columbia Street, Vancouver, BC, V5Y 0M6

ITEM 2 (a) NAME OF PERSON FILING: Pioneer Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Drescheweg 2, 9490 Vaduz, Principality of Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001

ITEM 2 (e) CUSIP NUMBER: C00948106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B): Not applicable

ITEM 4 OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED: 1,533,383 Common Shares (1)

(b) PERCENT OF CLASS: 9.99%

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR DIRECT THE VOTE

1,533,383 Common Shares (1)

(ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

0 Shares

(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

1,533,383 Common Shares (1)

(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 Shares

CUSIP No. C00948106	13G	Page 4 of 5 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

Not applicable

CUSIP No. C00948106	13G	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 12, 2022
(Date)

/s/ Nicola Feuerstein
(Signature)

Nicola Feuerstein, Director
(Name/Title)